Exhibit 99.1

Solar EnerTech Announces FY2009 Third Quarter
Financial Results

-- Fiscal 3Q09 Module Shipments Increased 39% Compared to 3Q08--
- 3Q09 Gross Margin Turned Positive 5% Compared to Flat in 3Q08 --

Mountain View, CA, August 14, 2009 – Solar EnerTech Corp. (OTCBB: SOEN) (the "Company") today announced financial results for the fiscal third quarter ended June 30, 2009.

In the 2009 third quarter, total module shipments increased 39% compared to the third quarter of the prior year period. Revenue decreased 1% to $10.1 million compared to $10.3 million in the third quarter of the prior year period. Revenue for the third quarter was comprised of approximately $6.6 million in solar modules sales, of which more than 95% were sold to Europe and Australia and $3.5 million in solar cell sales.

Third quarter 2009 gross profit increased to $486,000 compared to $37,000 in the third quarter in the prior year period as well as increased sequentially from a gross loss of $1.3 million for the 2009 second quarter.  Third quarter 2009 gross margin was 5% of total sales compared to 0% of total sales in the prior year period.  The improvement in gross margin was a result of recent cost restructuring and management focus on procurement.

Total operating expense for the fiscal 2009 third quarter was $3.1 million, or 30% of total net sales, which included a $1.5 million non-cash stock compensation charge related to the retention of the management team and a $36,000 non-cash charge for loss on debt extinguishment. Excluding these non-cash items, the operating expense for the quarter was $1.6 million, or 16% of total net sales.  This compares to total operating expense for the fiscal 2008 third quarter of $3.3 million, or 32% of total net sales.

Net loss for the third quarter of fiscal 2009 was $6.8 million, or ($0.08) per basic and diluted share, compared to a net loss of $3.5 million, or ($0.03) per basic and diluted share in the same period in fiscal 2008. In the third quarter of fiscal 2009, the Company recorded a non-cash loss totaling $3.4 million associated with a change in the fair market value of compound embedded derivative liability and a change in the fair market value of warrant liability compared to a total non-cash gain of $0.1 million for these two same items in the third quarter of fiscal 2008.  Excluding non-cash items, on a non-GAAP basis, the third quarter 2009 net loss was $3.4 million compared to a net loss of $3.6 million in the prior year period.  Both the compound embedded derivative and warrant liabilities were recorded in conjunction with the convertible notes transaction entered into by the Company in March 2007.

Mr. Leo Young, Chief Executive Officer of Solar EnerTech commented, “Our recently completed third quarter marks a turning point for Solar EnerTech.  We are seeing steady demand for our products in the regions in which we operate as evidenced by the 39% module shipment increase compared to the prior year period.  We were also quite pleased to see a monthly improvement to our gross margin that turned positive in the third quarter. Excluding $3.4 million in non-cash accounting charges, our overall performance would have improved even more.  We believe the third quarter marks an inflection point in our business with improved operational and financial results from steady customer orders, improved sourcing, a reduction in non-essential expenditures, and leaner production schedule, all of which improves our competitive position as order demand for solar modules accelerates.We expect to see continued module volume and gross margin improvement for the remainder of our calendar year.

While we have experienced volatile market conditions for the last several months, our focus on product quality coupled with our efforts in sales and support services has provided satisfaction among our major customers in Europe and Australia. To meet the increasing demand for higher output modules from existing and new customers, our R&D and technical teams are acutely focused on producing higher-efficiency cells to generate increased product demand.

Although we are encouraged with our improved results, we still have a lot of room for improvement. For the remainder of the calendar year, our focus will be on improving our productivity, maximizing our financial performance and profitability, and enhancing the conversion rate of our solar cells. Additionally, we continue to support our new Joint Venture company, Shunda-SolarE Technologies, Inc., in the U.S. with its efforts to develop a strong base of customers and build up its local supply chain and support team.  We believe the quality of our products and the strong customized support that we provide to our customers differentiates Solar EnerTech from many of the other key players in the worldwide PV industry.  We look forward to further increasing the awareness of our solar products and expanding our presence in the market.”

Financial Position

As of June 30, 2009, the Company had $3.3 million in cash, $6.4 million of accounts receivables, $0.9 million of prepayment primarily for purchase of raw materials and $4.6 million of inventories on hand.  Additionally, as of June 30, 2009, the Company had $10.4 million of accounts payable, customer advance payment and accrued liabilities, $5.6 million of accrued liability due to related party, $0.6 million of derivative liabilities, $4.8 million of warrant liabilities and $11.6 million in principal of convertible notes due March 2010 outstanding, which are recorded at carrying value at $1.4 million.

About Solar EnerTech Corp.

 Solar EnerTech is a photovoltaic solar energy cell manufacturing enterprise incorporated in the United States with its corporate office in Mountain View, California.  The Company has established a sophisticated 63,000 square foot manufacturing plant located in China, in Shanghai's Jinqiao Modern Technology Park.  Currently, the Company is capable of producing 50MW of solar cells from its existing production lines.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to develop higher efficiency cells and to put the results of that research to use in its manufacturing processes.  Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production.

Safe Harbor Statement
Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

CONTACT
Bill Zima
ICR Inc.
203-682-8200 (Investor Relations)

(Unaudited Financial Statements on Next Page)

Solar EnerTech Corp
Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008

Net sales	$10,143,000	$10,272,000	$19,639,000	$18,582,000
Cost of sales	(9,657,000)	(10,235,000)	(22,791,000)	(19,680,000)
Gross profit (loss)	486,000	37,000	(3,152,000)	(1,098,000)

Operating expenses:
Selling, general and administrative	2,577,000	1,606,000	8,224,000	8,185,000
Research and development	463,000	198,000	1,234,000	483,000
Loss on debt extinguishment	36,000	1,529,000	527,000	3,996,000
Total operating expenses	3,076,000	3,333,000	9,985,000	12,664,000

Operating loss	(2,590,000)	(3,296,000)	(13,137,000)	(13,762,000)

Other income (expense):
Interest income	3,000	24,000	13,000	80,000
Interest expense	(1,015,000)	(238,000)	(1,938,000)	(814,000)
Gain (loss) on change in fair market value of compound embedded derivative	(238,000)	(22,000)	350,000	12,267,000
Gain (loss) on change in fair market value of warrant liability	(3,158,000)	107,000	(1,415,000)	11,030,000
Other income (expense)	217,000	(107,000)	3,000	(435,000)
Net income (loss)	$(6,781,000)	$(3,532,000)	$(16,124,000)	$8,366,000

Net income (loss) per share - basic	$(0.08)	$(0.03)	$(0.18)	$0.09
Net income (loss) per share - diluted	$(0.08)	$(0.03)	$(0.18)	$(0.10)

Weighted average shares outstanding - basic	88,256,706	104,528,145	87,669,839	97,518,130
Weighted average shares outstanding - diluted	88,256,706	104,528,145	87,669,839	120,531,481

Solar EnerTech Corp
Consolidated Balance Sheets

	June 30, 2009	September 30, 2008
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,323,000	$3,238,000
Accounts receivable, net	6,372,000	1,875,000
Advance payments and other	880,000	3,175,000
Inventories, net	4,609,000	4,886,000
VAT receivable	1,597,000	2,436,000
Other receivable	290,000	730,000
Total current assets	17,071,000	16,340,000
Property and equipment, net	11,962,000	12,934,000
Investment	1,000,000	1,000,000
Deferred financing costs, net of accumulated amortization	1,491,000	1,812,000
Deposits	218,000	701,000
Total assets	$31,742,000	$32,787,000

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$8,986,000	$1,771,000
Customer advance payment	490,000	96,000
Accrued expenses	890,000	910,000
Accounts payable and accrued liabilities, related parties	5,604,000	5,450,000
Derivative liabilities	598,000	980,000
Warrant liabilities	4,827,000	3,412,000
Convertible notes, net of discount	1,417,000	85,000
Total current liabilities	22,812,000	12,704,000

STOCKHOLDER'S EQUITY:
Common stock - 400,000,000 shares authorized at $0.001 par value 113,506,696 and 112,052,012 shares issued and outstanding at June 30, 2009 and September 30, 2008, respectively	113,000	112,000
Additional paid in capital	76,630,000	71,627,000
Other comprehensive income	2,452,000	2,485,000
Accumulated deficit	(70,265,000)	(54,141,000)
Total stockholders' equity	8,930,000	20,083,000
Total liabilities and stockholders' equity	$31,742,000	$32,787,000